                                                                     EXHIBIT 4.5

                             DIVIDEND REINVESTMENT
                            AND SHARE PURCHASE PLAN

                               OFFERING CIRCULAR

                                [TRANSALTA LOGO]

                               FEBRUARY 25, 2002

                               TABLE OF CONTENTS

Summary.....................................................     1
Price.......................................................     1
  Reinvestment Prices.......................................     2
The Plan....................................................     2
  Shares Offered............................................     2
  Eligible Participants.....................................     2
  Eligible Funds............................................     3
  Price of Common Shares Acquired...........................     3
  Administration............................................     3
  Fractional Shares.........................................     3
  Optional Cash Payments....................................     3
  Reports to Participants...................................     4
  Dividends.................................................     4
  Certificates for Common Shares............................     4
  Termination from Participation in the Plan................     4
Income Tax Consequences.....................................     4
  Voting of Common Shares Held by the Trustee...............     4
  Rights Offerings and Stock Splits.........................     5
  Amendment and Termination.................................     5
  Shareholders Outside Canada...............................     5
Use of Proceeds.............................................     5
Share Capital...............................................     5
  Details of Common Shares..................................     5
  Price Range of Transalta Common Shares....................     6
  Dividend Record on Transalta Common Shares................     6

    All dollar figures contained in this offering circular are stated in Canadian dollars.

    INQUIRIES:

    CIBC Mellon Trust Company
    Dividend Reinvestment Services
    P.O. Box 7010
    Adelaide Street Station
    Toronto, Ontario M5C 2W9

    www.cibcmellon.com
    email: inquiries@cibcmellon.com

    TOLL FREE:
      1-800-387-0825

                                    SUMMARY

    TransAlta Corporation's Dividend Reinvestment and Share Purchase Plan provides a convenient opportunity for holders of its outstanding common shares to purchase common shares of TransAlta Corporation. At the option of TransAlta Corporation, purchases of such shares will be made in the open market or shares will be issued by TransAlta Corporation from treasury. All brokerage or administration costs of the plan will be paid by TransAlta Corporation. Investments may be made at the prices and from the funds outlined below. For details please refer to the following pages of this circular.

                                     PRICE

    For purchases of common shares on the open market, 100% of average market price(1) for TransAlta Corporation common shares acquired from:

    (i) cash dividends on TransAlta Corporation common shares; and

    (ii) optional cash payments up to $5,000 per quarter.

    For purchases of common shares issued by TransAlta Corporation from treasury, 95% of averaged market price(1) for TransAlta Corporation commmon Shares aquired from:

    (i) cash dividends on TransAlta Corporation common shares; and

    (ii) optional cash payments up to $5,000 per quarter.

------------------------------

(1) Average market price will be based on trade prices of TransAlta Corporation common shares on The Toronto Stock Exchange as described on page 4 under the title Price of Common Shares Acquired.

                             REINVESTMENT PRICES(2)

                                                              JANUARY     APRIL       JULY     OCTOBER
                                                              --------   --------   --------   --------
1977........................................................   5.4150     5.1538     5.5714     5.3536
1978........................................................   5.7673     5.8405     6.0681     6.2166
1979........................................................   6.3630     6.6678     7.2022     7.1566
1980........................................................   7.3526     6.7252     8.6212     8.6925
1981........................................................   8.5382     9.8860     9.1794     7.1428
1982........................................................   8.4075     8.2294     7.5822     8.7340
1983........................................................  10.3194    10.4500     9.1378     9.8147
1984........................................................  10.0581     9.7968    10.0700     9.9868
1985........................................................  12.1938    12.4438    13.0625    12.5562
1986........................................................  13.7875    13.7312    14.0438    14.3688
1987........................................................  14.4000    15.5375    14.7125    14.0062
1988........................................................  14.2062    14.3625    13.8375    14.1250
1989........................................................  13.8374    13.4875    14.8500    13.9625
1990........................................................  14.2125    13.3875    12.2875    11.5250
1991........................................................  12.0819    12.1818    12.1992    12.5157
1992........................................................  13.4535    12.3441    13.3969    13.6749
1993........................................................  13.6475    13.5406    14.7164    14.6338
1994........................................................  15.1319    14.7831    13.7250    14.4860
1995........................................................  14.1748    14.1140    14.2542    14.1617
1996........................................................  14.7147    14.5977    14.7534    15.9433
1997........................................................  17.0564    16.6752    16.4645    18.2263
1998........................................................  22.2695    24.2278    23.8314    22.7020
1999........................................................  22.7022    22.2866    21.1850    19.0550
2000........................................................  14.6422    14.1718    16.0281    19.1388
2001........................................................  21.7879    23.1158    25.8830    20.6405
2002........................................................  20.4295

------------------------------

(2) Adjusted for 2 for 1 stock split February 1, 1988 and 3 for 1 stock split May 8, 1980. Pursuant to a court approved arrangement effective December 31, 1992, holders of TransAlta Utilities Corporation common shares exchanged their shares for common shares issued by TransAlta Corporation. TransAlta Utilities Corporation became a subsidiary of TransAlta Corporation pursuant to this reorganization. Since January 1, 1993, TransAlta Corporation common shares have been issued to participants in the Plan.

                                    THE PLAN

    TransAlta Corporation ("TransAlta") is offering an opportunity for holders of its outstanding common shares (the "common shares") to purchase common shares of TransAlta. This opportunity is provided through the Dividend Reinvestment and Share Purchase Plan ("Plan").

SHARES OFFERED

    The common shares to be acquired on the dividend payment dates by a participant in the Plan ("Participant") will be, at the option of TransAlta,
(i) issued from treasury, or (ii) purchased in the open market on a stock exchange. The dividend payment dates for common shares are January 1, April 1, July 1 and October 1.

ELIGIBLE PARTICIPANTS

    All holders of record of common shares are eligible to participate in the Plan at any time. Any registered holder of record wishing to join the Plan as described in the Offering Circular should complete an Authorization Form and return it to CIBC Mellon Trust ("the Trustee").

    A person who is a beneficial owner of common shares and not an owner of record (i.e. whose shares are held and registered in a nominee account) is able to participate in the plan through CDS and Co. These holders should contact their investment dealers to participate.

    Participation in the Plan is continuous until termination of participation and shareholders currently participating need not re-enroll. Enrollments in the Plan will be recorded on February 15, May 15, August 15 and November 15 of each year and will be effective on the dividend payment date following the enrollment date. Authorization Forms received by the Trustee after one of the enrollment dates mentioned above will not be recorded until the next succeeding enrollment date. The right to participate in and to acquire common shares under the Plan is not assignable by the holders of common shares.

ELIGIBLE FUNDS

    A Participant in the Plan may invest in common shares using funds from any of the following sources:

    (i) cash dividends on common shares of TransAlta owned by the Participant;

    (ii) optional cash payments up to $5,000 per quarter.

PRICE OF COMMON SHARES ACQUIRED

    The price of common shares purchased in the open market on behalf of Participants with eligible funds on the dividend payment dates will be 100% of the weighted average price of the common shares traded on The Toronto Stock Exchange during the last five trading days preceding the relevant dividend payment dates (as used herein "trading day" means a day on which not less than 500 common shares were traded). Participants will not be charged any brokerage or administration costs. These costs will be paid by TransAlta.

    The price of common shares issued from treasury on behalf of Participants with eligible funds on the dividend payment dates will be 95% of the weighted average price of the common shares, determined in the manner set forth above.

ADMINISTRATION

    The Plan will be administered on behalf of TransAlta and the Participants by the Trustee. The Trustee will receive eligible funds, purchase and hold the common shares acquired under the Plan and report regularly to the Participants.

    In the case of stock exchange purchases, the Trustee, as soon as reasonably prudent, will purchase common shares for the Plan. Such purchases may be made on any stock exchange where such shares are traded and may be on such terms as to cost, delivery and otherwise as the Trustee may determine.

FRACTIONAL SHARES

    The Trustee will credit the account of a Participant with fractions of common shares and dividends in respect of such fractions. This allows full investment of eligible funds.

OPTIONAL CASH PAYMENTS

    On each dividend payment date any funds derived from optional cash payments received by the Trustee from the Participants not less than five business days prior to such dividend payment date, will be applied by the Trustee to the purchase of common shares.

    The option to make cash payments is available to holders of record each quarter but cannot exceed $5,000 per quarter. Optional cash payments may be made through the use of the CASH PAYMENT FORM or the tear-off form attached to each quarterly statement sent to Participants. Optional cash payments must be received by the Trustee no later than five business days preceding the dividend payment date. The same amount of money need not be sent each quarter and there is no obligation to make an optional cash payment each quarter. Holders of shares purchased through the Plan will be holders of record for the next dividend payment.

For example, shares purchased prior to the record date for the January 1 dividend will pay dividends to the holders on April 1.

    It should be noted that optional cash payments received by the Trustee later than five business days preceding a dividend payment date will be held by the Trustee until the next dividend payment date.

    No interest will be paid by TransAlta or by the Trustee on any funds received prior to a dividend payment date. Any interest earned on such funds will be applied by TransAlta to defray the costs of the Plan.

REPORTS TO PARTICIPANTS

    Each Participant will receive timely confirmation of purchases. These statements will constitute a continuing record of the cost of common shares and MUST BE RETAINED FOR INCOME TAX PURPOSES.

DIVIDENDS

    Participants will be credited with dividends on full shares and on fractions of shares acquired under the Plan. The accumulated dividends will be reinvested in common shares. The date of acquisition for such shares will be the dividend payment date on which funds are reinvested.

CERTIFICATES FOR COMMON SHARES

    Common shares purchased under the Plan will be initially held in the name of the Trustee. This convenience protects against loss, theft or destruction of share certificates. The number of common shares credited to an account under the Plan (less any shares delivered to the Participant) will be shown on the Participant's statement of account. Certificates for any number of whole common shares purchased under the Plan will be issued to a Participant upon written request; however, certificates for less than five shares will not be issued except upon termination of the Plan.

TERMINATION FROM PARTICIPATION IN THE PLAN

    To terminate participation in the Plan before the next dividend payment date, a Participant must notify the Trustee in writing prior to the 15th day of February, May, August or November. Following receipt by the Trustee of the notice of termination, certificates for whole common shares credited to the Participant's account will be issued and a cash payment will be made for any fraction of a share.

                            INCOME TAX CONSEQUENCES

    The reinvestment of cash dividends does not relieve a Participant of any liability for income taxes that may be otherwise payable on such amounts. A Participant will be treated for tax purposes as having received, on the dividend payment date, a dividend equal to the full amount of the cash dividend payable on such date.

    A Participant who disposes of common shares acquired under the Plan and held as capital property will be taxed on a capital gains basis. For capital gains tax purposes, generally the cost to a Participant of each common share owned by him is the average cost to him of all such shares. For this purpose, the cost of a common share credited to the Participant's account in respect of the investment of eligible funds will equal the cost of such shares.

VOTING OF COMMON SHARES HELD BY THE TRUSTEE

    Pursuant to the provisions of the Canada Business Corporations Act, a Participant will be entitled to direct the voting of full common shares credited to the Participant. Fractional common shares cannot be voted by the Participant.

RIGHTS OFFERINGS AND STOCK SPLITS

    In the event TransAlta makes available to its holders of common shares rights to subscribe for additional common shares or other securities, a Participant's entitlement will be based on his total holdings on the record date.

    Any stock splits effected by TransAlta on the common shares will be credited to the accounts of the Participants, excluding fractional shares.

AMENDMENT AND TERMINATION

    TransAlta reserves the right to amend, suspend or terminate the Plan at any time. No such amendment or termination shall have retroactive effect.

SHAREHOLDERS OUTSIDE CANADA

    Shareholders resident outside Canada, in countries other than the United States of America, will be eligible to participate in the Plan. However, funds to be reinvested by such shareholders will continue to be subject to withholding or applicable non-resident tax and the amount to be invested will be reduced by the amount of tax withheld.

    The common shares to be issued to Participants are not registered under the Securities Act of 1933 of the United States of America. Accordingly, the common shares are not being offered for sale in the United States of America or in any of the territories or possessions thereof, and participation in the Plan will not be accepted from any person or his agent who appears to be or who the Trustee or TransAlta have reason to believe is a resident of the United States of America or any of the territories or possessions thereof.

                                USE OF PROCEEDS

    The net proceeds to TransAlta from the sale to Participants from treasury of common shares under the Plan cannot be determined; however, such net proceeds, as and when received, will be used by TransAlta and its subsidiaries, to:

    (i) reduce bank loans from time to time outstanding and repay short term promissory notes incurred for working capital purposes.

    (ii) provide financing for the capital expenditure and investment programs; and

   (iii) retire current maturities of bonds and debentures and redeem preferred shares.

                                 SHARE CAPITAL

    The authorized capital of TransAlta consists of an unlimited number of first preferred shares and common shares, each without nominal or par value. The first preferred shares rank in priority to the common shares. TransAlta has only common shares outstanding as of the date of the Offering Circular, and the outstanding common shares of TransAlta are fully paid and non-assessable.

DETAILS OF COMMON SHARES

    The common shares of TransAlta carry one vote per share. Subject to the prior rights of holders of first preferred shares of TransAlta (if any), the holders of the common shares share rateably in any dividends or distributions to shareholders.

PRICE RANGE OF TRANSALTA COMMON SHARES

    The common shares of TransAlta are listed on The Toronto Stock Exchange. Prior to the court approved arrangement becoming effective on December 31, 1992, the common shares of Utilities were listed on the Alberta, Montreal and Toronto stock exchanges, with the most active trading being on The Toronto Stock Exchange. The common shares of TransAlta began trading on the New York Stock Exchange on July 31, 2001.

                                                                                NUMBER OF
YEAR                                                      HIGH       LOW      SHARES TRADED
----                                                    --------   --------   -------------
1992..................................................  14 1/2         12       51,109,181
1993..................................................  15 1/2     12 5/8       60,875,983
1994..................................................  16 1/4     13 1/8       47,276,370
1995..................................................  14 7/8         13       53,943,377
1996..................................................   18.20      14.25       65,690,346
1997..................................................   22.85      15.10      103,723,211
1998..................................................   25.40      18.20       82,442,903
1999..................................................   25.15      12.25      116,408,817
2000..................................................   22.55      13.20      101,185,953

DIVIDEND RECORD ON TRANSALTA COMMON SHARES

YEAR                                                          DIVIDEND
----                                                          --------
1992........................................................    0.98
1993........................................................    0.98
1994........................................................    0.98
1995........................................................    0.98
1996........................................................    0.98
1997........................................................    0.98
1998........................................................    0.99
1999........................................................    1.00
2000........................................................    1.00

------------------------------

* The quarterly dividend was increased January 1, 1999 from $0.245 to $0.25 per share.

                                                                [TRANSALTA LOGO]

                                                                    S. G. Snyder
                                                                   President and
                                                         Chief Executive Officer

                                                                   Rodger Conner
                                                             Corporate Secretary

[TRANSALTA LOGO]

Box 1900, Station "M"
110 - 12th Avenue S.W.
Calgary, Alberta T2P 2M1

Recycled Paper
Printed in Canada

                                                                        02.02.48